Exhibit 99.1

The following unaudited pro forma condensed combined financial information and certain risk factors are included in the offering memorandum (subject to completion) for the proposed offering of senior secured notes pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”) (the (subject to completion) “Offering Memorandum”). The information is being furnished as an exhibit to Form 8-K and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. In addition, this information shall not be incorporated by reference into any registration statement filed under the Securities Act, or any filing under the Exchange Act, regardless of any general incorporation language in any such filing. References in the information below to “this offering memorandum” shall mean the Offering Memorandum, and applicable cross-references and terms used (and not otherwise defined herein) shall be in reference to or defined in the Offering Memorandum.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information combines the historical consolidated financial position and results of operations of Open Text Corporation and the historical combined financial position and results of operations of Micro Focus after giving effect to the Acquisition as described in Note 1 – Description of the Acquisition and the New Credit Agreements and the pro forma effects of certain assumptions and adjustments described in “Notes to the Unaudited Pro Forma Condensed Combined Financial Information” below.

The unaudited pro forma condensed combined financial information has been prepared to give effect to the following:

•

Application of the acquisition method of accounting under the provisions of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 805, Business Combinations (“ASC 805”) where the assets and liabilities of Micro Focus will be recorded by OpenText at their respective fair values as of the date the Acquisition is completed;

•	Preliminary adjustments to conform financial statement presentation of Micro Focus to those of OpenText, based upon certain assumptions provided by Micro Focus;

•

Preliminary adjustments to reconcile Micro Focus’s historical financial statements prepared in accordance with IFRS as issued by the International Accounting Standards Board (“IASB”) to U.S. GAAP (the “Micro Focus Conversion”);

•

The settlement of Micro Focus’ $4.1 billion outstanding debt as of April 30, 2022 and assumptions on the issuance by OpenText of $2.6 billion term loan from credit facilities, $2.0 billion in aggregate principal amount of senior secured notes (the “Offering”), and $0.5 billion drawdown from a Revolving Credit Agreement (collectively, the “Financing Transactions”);

•	The payment of approximately $2.1 billion (subject to customary closing adjustments) in exchange for the right, title and interest in and to all of the outstanding shares of Micro Focus; and

•

Preliminary adjustments to reflect transaction costs, such as costs expected to be incurred for financial and corporate banking advice, legal, public relations and other professional services, advice and other costs and expenses that would have been incurred had the Acquisition been effected.

The following unaudited pro forma condensed combined balance sheet as of September 30, 2022 and the unaudited pro forma condensed combined statements of operations for the year ended June 30, 2022 and the three month period ended September 30, 2022 are derived from OpenText’s (i) audited historical consolidated financial statements and (ii) unaudited condensed consolidated financial statements incorporated by reference in this offering memorandum and Micro Focus’ (i) audited historical consolidated financial statements filed in the Annual Report on Form 20-F of Micro Focus for the year ended October 31, 2021 and (ii) unaudited interim condensed consolidated financial statements for the six-month period ended April 30, 2022 furnished in the interim report on Form 6-K incorporated by reference in this offering memorandum. The unaudited pro forma condensed combined financial information gives effect to the Acquisition as if it had occurred on (i) September 30, 2022 for purposes of the unaudited pro forma condensed combined balance sheet, and (ii) July 1, 2021 for the purposes of the unaudited pro forma condensed combined statements of operations for the year ended June 30, 2022 and three-month period ended September 30, 2022.

The unaudited pro forma financial information has been derived from the financial statements of OpenText and Micro Focus after giving pro forma effect to the Micro Focus Conversion, the Acquisition and the Financing Transactions. The unaudited pro forma condensed consolidated financial statements data has been prepared by

OpenText’s management for illustrative purposes only and is not necessarily indicative of the consolidated financial position or results of operations that would have been realized had the Micro Focus Conversion, the Acquisition and the Financing Transactions occurred on the dates indicated, nor is it meant to be indicative of any future consolidated financial position or future results of operations that OpenText will experience. Pro forma adjustments reflected in the pro forma condensed consolidated financial statements are based on available information and certain assumptions that we believe are reasonable and supportable, and do not reflect any cost savings, operating synergies or revenue synergies that may result from the Acquisition or the costs to achieve such synergies.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under generally accepted accounting principles in the United States. U.S. GAAP requires that business combinations are accounted for under the acquisition method of accounting, which requires all of the following steps: (a) identifying the acquirer; (b) determining the acquisition date; (c) recognizing and measuring the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree; and (d) recognizing and measuring goodwill or a gain from a bargain purchase. For the planned Acquisition, OpenText will be treated as the accounting acquirer. On the Acquisition date, the identifiable assets acquired, liabilities assumed and goodwill will be measured at fair value, with limited exceptions. The results of operations for the combined company will be reported prospectively after the Acquisition date. While pro forma adjustments related to Micro Focus assets and liabilities were based on estimates of fair value determined from preliminary information received from Micro Focus management, due diligence efforts, and information available in the historical audited financial statements of Micro Focus and the related notes, the detailed valuation studies necessary to arrive at the required estimates of the fair value of the Micro Focus assets to be acquired and the liabilities to be assumed, as well as the identification of all adjustments necessary to conform OpenText and Micro Focus accounting policies, remain subject to completion because, among other things, prior to the closing of the Acquisition, both companies are limited in their ability to share information. Thus, certain valuations and other studies have yet to progress to a stage where there is sufficient information available for a definitive measurement. OpenText intends to complete the valuations and other studies upon completion of the Acquisition and will finalize the purchase price allocation as soon as practicable within the measurement period, but in no event later than one year following the closing date of the Acquisition. The assets and liabilities of Micro Focus have been measured based on various preliminary estimates using assumptions that OpenText believes are reasonable, based on information that is currently available. Accordingly, actual adjustments may differ materially from the amounts reflected in the unaudited pro forma condensed combined financial information and the differences may be material.

Further, OpenText has not identified all adjustments necessary to conform Micro Focus’ accounting policies to OpenText’s accounting policies. OpenText conducted an initial review of the accounting policies of Micro Focus, which comply with IFRS according to historical Micro Focus financial statements, to determine material differences in accounting policies or presentation between OpenText and Micro Focus that may require recasting or reclassification to conform to OpenText accounting policies and presentations. The assessment of differences between IFRS and U.S. GAAP is based on OpenText management’s best estimates, which remain subject to change as additional information becomes available after the closing of the Acquisition. Upon completion of the Acquisition, or as more information becomes available, OpenText will perform a more detailed review of Micro Focus’ accounting policies. As a result of that review, material differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined company’s financial information.

As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of September 30, 2022

($ in thousands)

	OpenText as of September 30, 2022 Historical	Micro Focus as of April 30, 2022 As converted U.S. GAAP (Note 4)	Transaction Accounting Adjustments – Acquisition	Note 7	Transaction Accounting Adjustments – Financing	Note 7	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$1,704,385	$578,700	$(6,313,276)	(a)	$4,687,682	(a)	$657,491
Accounts receivable trade, net of allowance for credit losses	378,143	429,100	—		—		807,243
Contract assets	27,802	67,300	—		—		95,102
Income taxes recoverable	8,856	32,800	—		—		41,656
Prepaid expenses and other current assets	124,868	178,200	(22,700)	(l)	—		280,368

Total current assets	2,244,054	1,286,100	(6,335,976)		4,687,682		1,881,860
Property and equipment	251,151	61,800	—		—		312,951
Operating lease right of use assets	201,374	184,100	—		—		385,474
Long-term contract assets	18,544	—	—		—		18,544
Other assets:
Goodwill	5,226,814	3,628,000	(135,309)	(c)	—		8,719,505
Acquired intangible assets	974,589	3,823,400	(123,400)	(b)	—		4,674,589
Deferred tax assets	814,471	15,000	—		—		829,471
Other assets	299,608	159,126	(64,500)	(k) (l)	(47,000)	(i)	347,234
Long-term income taxes recoverable	46,483	43,900	—		—		90,383

Total assets	$10,077,088	$9,201,426	$(6,659,185)		$4,640,682		$17,260,011

Liabilities and shareholder’s equity
Current liabilities:
Accounts payable and accrued liabilities	$601,074	$445,000	$(3,900)	(k)	$(151,534)	(h)	$890,640
Current portion of long-term debt	10,000	26,800	(26,800)	(d)	500,850	(j)	510,850
Operating lease liabilities	58,969	60,400	—		—		119,369
Deferred revenues	848,789	900,900	—		—		1,749,689
Income taxes payable	58,692	74,000	—		—		132,692

Total current liabilities	1,577,524	1,507,100	(30,700)		349,316		3,403,240
Long-term liabilities:
Accrued liabilities	20,119	65,600	(4,400)	(e)	(47,000)	(i)	34,319
Pension liability	53,202	66,700	—		—		119,902
Long-term debt	4,208,547	4,031,105	(4,031,105)	(d)	4,385,366	(j)	8,593,913
Long-term operating lease liabilities	197,328	119,000	—		—		316,328
Long-term deferred revenues	85,514	126,600	—		—		212,114
Long-term income taxes payable	42,087	—	—		—		42,087
Deferred tax liabilities	42,626	609,921	120,852	(f)	—		773,399

Total long-term liabilities	4,649,423	5,018,926	(3,914,653)		4,338,366		10,092,062
Shareholders’ equity:
Share capital and additional paid-in capital	2,067,881	3,865,100	(3,865,100)	(g)	—		2,067,881
Accumulated other comprehensive income (loss)	(42,576)	—	—		—		(42,576)
Retained earnings	1,978,442	(1,189,700)	1,151,268	(e) (g)	(47,000)	(i)	1,893,010
Treasury stock, at cost	(154,792)	—	—		—		(154,792)

Total OpenText shareholders’ equity	3,848,955	2,675,400	(2,713,832)		(47,000)		3,763,523
Non-controlling interests	1,186	—	—		—		1,186

Total shareholders’ equity	3,850,141	2,675,400	(2,713,832)		(47,000)		3,764,709

Total liabilities and shareholders’ equity	$10,077,088	$9,201,426	$(6,659,185)		$4,640,682		$17,260,011

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended June 30, 2022

($ in thousands)

	OpenText for the Year Ended June 30, 2022 Historical	Micro Focus for the Twelve Months Ended April 30, 2022 As converted U.S. GAAP (Note 4)	Transaction Accounting Adjustments – Acquisition	Note 8		Transaction Accounting Adjustments – Financing	Note 8		Pro Forma Combined	Note 8
Revenue
Cloud services and subscriptions	$1,535,017	$213,700	$—			$—			$1,748,717
Customer support	1,330,965	1,705,100	—			—			3,036,065
License	358,351	661,800	—			—			1,020,151
Professional service and other	269,511	168,900	—			—			438,411

Total revenues	3,493,844	2,749,500	—			—			6,243,344
Total cost of revenues	1,062,201	709,000	(125,856)	(a	)	—			1,645,345

Gross profit	2,431,643	2,040,500	125,856			—			4,597,999

Operating expenses:
Research and development	440,448	517,500	—			—			957,948
Sales and marketing	677,118	650,700	—			—			1,327,818
General and administrative	317,085	326,638	—			—			643,723
Depreciation	88,241	30,300	—			—			118,541
Amortization of acquired customer-based intangible assets	217,105	626,800	(380,157)	(a	)	—			463,748
Special charges (recoveries)	46,873	—	98,522	(b	)	—			145,395

Total operating expenses	1,786,870	2,151,938	(281,635)			—			3,657,173

Income (loss) from operations	644,773	(111,438)	407,491			—			940,826

Other income (expense), net	29,118	15,200	—			(47,000)	(e	)	(2,682)
Interest and other related expense, net	(157,880)	(188,300)	—			(154,820)	(d	)	(501,000)

Income before income taxes	516,011	(284,538)	407,491			(201,820)			437,144
Provision (benefit) for income taxes	118,752	(38,428)	105,947	(c	)	(52,473)	(c	)	133,798

Net income (loss)	$397,259	$(246,110)	$301,544			$(149,347)			$303,346

Net (income) loss attributable to non-controlling interests	(169)	—	—			—			(169)

Net income (loss) attributable to OpenText	$397,090	$(246,110)	$301,544			$(149,347)			$303,177

Earnings per share — basic attributable to OpenText	$1.46								$1.12	(f	)

Earnings per share — diluted attributable to OpenText	$1.46								$1.11	(f	)

Weighted average number of Common Shares outstanding — basic (in thousands)	271,271								271,271	(f	)

Weighted average number of Common Shares outstanding — diluted (in thousands)	271,909								271,909	(f	)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Three Months Ended September 30, 2022

($ in thousands)

	OpenText Three Months Ended September 30, 2022 Historical	Micro Focus Three Months Ended April 30, 2022 As converted U.S. GAAP (Note 4)	Transaction Accounting Adjustments – Acquisition	Note 8	Transaction Accounting Adjustments – Financing	Note 8	Pro Forma Combined	Note 8
Revenue
Cloud services and subscriptions	$404,651	$29,000	$—		$—		$433,651
Customer support	317,351	406,400	—		—		723,751
License	62,548	145,800	—		—		208,348
Professional service and other	67,486	40,400	—		—		107,886

Total revenues	852,036	621,600	—		—		1,473,636
Total cost of revenues	258,348	167,200	(29,689)	(a)	—		395,859

Gross profit	593,688	454,400	29,689		—		1,077,777

Operating expenses:
Research and development	110,198	138,800	—		—		248,998
Sales and marketing	167,170	141,600	—		—		308,770
General and administrative	78,074	106,084	—		—		184,158
Depreciation	23,174	6,700	—		—		29,874
Amortization of acquired customer-based intangible assets	54,438	141,000	(79,339)	(a)	—		116,099
Special charges (recoveries)	14,281	—	—		—		14,281

Total operating expenses	447,335	534,184	(79,339)		—		902,180

Income (loss) from operations	146,353	(79,784)	109,028		—		175,597

Other income (expense), net	(189,231)	13,600	—		—		(175,631)
Interest and other related expense, net	(40,382)	(18,400)	—		(65,961)	(d)	(124,743)

Income (loss) before income taxes	(83,260)	(84,584)	109,028		(65,961)		(124,777)
Provision (benefit) for income taxes	33,625	(23,460)	28,347	(c)	(17,150)	(c)	21,362

Net income (loss)	$(116,885)	$(61,124)	$80,681		$(48,811)		$(146,139)

Net (income) loss attributable to non-controlling interests	(44)	—	—		—		(44)

Net income (loss) attributable to OpenText	$(116,929)	$(61,124)	$80,681		$(48,811)		$(146,183)

Earnings (loss) per share — basic attributable to OpenText	$(0.43)						$(0.54)	(f)

Earnings (loss) per share — diluted attributable to OpenText	$(0.43)						$(0.54)	(f)

Weighted average number of Common Shares outstanding — basic (in thousands)	269,804						269,804	(f)

Weighted average number of Common Shares outstanding — diluted (in thousands)	269,804						269,804	(f)

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 – Description of the Acquisition and the New Credit Agreements

The Acquisition

On August 25, 2022, Open Text Corporation (“OpenText” or the “Company”) announced pursuant to Rule 2.7 of the UK City Code on Takeovers and Mergers a firm intention to make a cash offer to acquire, through its wholly-owned direct subsidiary, Bidco, the entire issued and to be issued share capital of Micro Focus, which is intended to be implemented by means of a court-sanctioned scheme of arrangement under Part 26 of the UK Companies Act 2006. On October 18, 2022, the approval of the scheme by the relevant Micro Focus shareholders was received. Under the terms of the scheme, OpenText will settle Micro Focus’ existing debt and Micro Focus shareholders will be entitled to receive 532 pence in cash (the “Consideration”) for each Micro Focus share they hold, and OpenText will pay an incremental 0.5% stamp duty on the purchase price of the Micro Focus shares acquired.

In order to finance the Acquisition and repayment of Micro Focus’s existing indebtedness, the Company entered into credit facilities of an aggregate of $4.6 billion, which is presently comprised of $2.585 billion from the Term Loan Credit Agreement and $2.0 billion from the Bridge Loan Agreement. In connection with the Acquisition, OpenText intends to draw down on the Term Loan Credit Agreement, which provides $2.585 billion aggregate principal amount of availability, and, if the Company is not able to sufficiently finance the Acquisition, the Bridge Loan Agreement provides for commitments of up to $2.0 billion. The issuance of the senior secured notes from this offering (the “Senior Secured Notes”) will automatically reduce commitments under the Bridge Loan Agreement. Any remaining commitments under the Bridge Loan Agreement may be allocated to the Term Loan Credit Agreement. The proceeds from the Offering, the borrowing of $2.585 billion (assuming the allocation of remaining commitments from the Bridge Loan Agreement to the Term Loan Credit Agreement) under the Term Loan Credit Agreement, $475.0 million of borrowings under the Revolving Credit Agreement, and cash on hand are expected to provide the cash consideration for the Acquisition, settlement of existing debt of Micro Focus, payment of fees and expenses in connection with the Acquisition and payment of fees and expenses to be incurred in connection with this Offering.

The unaudited pro forma condensed combined financial information includes various assumptions, including those related to the preliminary purchase price allocation of the assets acquired and liabilities assumed of Micro Focus based on OpenText management’s best estimate of fair value. The final purchase price allocation may vary based on final valuations and analyses of fair value of the acquired assets and assumed liabilities. The actual results of Micro Focus for periods subsequent to April 30, 2022 may result in material differences to the pro forma results had they been prepared on the basis of subsequent periods. Accordingly, the pro forma adjustments are preliminary and have been made solely for illustrative purposes.

Note 2 – Basis of Presentation

The unaudited pro forma condensed combined financial statements are based on the historical consolidated financial statements of OpenText and Micro Focus as adjusted to give pro forma effect to Micro Focus Conversion, the Acquisition and the Financing Transactions. OpenText’s fiscal year-end is June 30, 2022, whereas Micro Focus’ fiscal year-end is October 31, 2022. OpenText’s historical consolidated financial statements have been prepared in accordance with U.S. GAAP and are presented in USD. The historical financial statements of Micro Focus have been prepared in accordance with IFRS and are presented in USD. The unaudited pro forma condensed combined financial statements as of and for the three months ended September 30, 2022 and for the year ended June 30, 2022, have been prepared using calculated historical results of Micro Focus (“Micro Focus As converted U.S. GAAP”) (see Note 4).

Micro Focus has not reported historical full audited or interim financial statements for any periods subsequent to the six-month period ended April 30, 2022, and Micro Focus is not required under its jurisdiction of organization nor the London Stock Exchange upon which its shares are listed to have published more recent financial statements. The pro forma financial information does not comply with the requirements of Article 11 of Regulation S-X and no assurance can be given that there will not be differences between the pro forma financial information included in this offering memorandum and the pro forma financial statements that the Company will file with the SEC or that such differences will not be material. The unaudited pro forma condensed combined balance sheet as of September 30, 2022, the unaudited pro forma condensed combined statement of operations for the year ended June 30, 2022 and the unaudited pro forma condensed combined statement operations for the three months ended September 30, 2022 presented herein are based on the historical financial statements of OpenText and Micro Focus. The following financial information was combined:

•

The unaudited pro forma condensed combined balance sheet as of September 30, 2022 is presented as if the issuance of the New Credit Agreements, the Offering and the Acquisition had occurred on September 30, 2022 and combines the historical audited consolidated balance sheet of OpenText as of September 30, 2022 with the historical unaudited condensed consolidated balance sheet of Micro Focus as of April 30, 2022.

•

The unaudited pro forma condensed combined statement of operations for the year ended June 30, 2022 has been prepared as if the issuance of the New Credit Agreements, the Offering and the Acquisition had occurred July 1, 2021, the first day of the beginning of OpenText’s fiscal year 2022 and the beginning of OpenText’s annual period presented, and combines OpenText’s historical audited consolidated statement of operations for the year ended June 30, 2022 with Micro Focus’ historical unaudited consolidated statement of operations for the twelve months ended April 30, 2022. The Micro Focus unaudited pro forma condensed combined statement of operations for the twelve months ended April 30, 2022 is derived from: the six months ended April 30, 2022 unaudited statement of operations, plus the fiscal year ended October 31, 2021 audited statement of operations, less the six months ended April 30, 2021 unaudited statement of operations.

•

The unaudited pro forma condensed combined statement of operations for the three months ended September 30, 2022 has been prepared as if the issuance of the New Credit Agreements, the Offering and the Acquisition had occurred on July 1, 2021 and combines OpenText’s historical unaudited condensed consolidated statement of operations for the three months ended September 30, 2022 with Micro Focus’ historical unaudited consolidated statement of operations for the three months ended April 30, 2022.

The Acquisition is accounted for as a business combination using the acquisition method of accounting under the provisions of ASC 805, and using the fair value concepts defined in ASC 820, Fair Value Measurements. Under ASC 805, all assets acquired and liabilities assumed are recorded at their acquisition date fair value, while transaction costs associated with the business combination are expensed as incurred. The excess of acquisition consideration over the estimated fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill. The determination of the fair values of the assets acquired and liabilities assumed (and the related determination of estimated useful lives of amortizable identifiable intangible assets) requires significant judgment and estimates. The estimates and assumptions used include the projected timing and amount of future cash flows and discount rates reflecting risk inherent in the future cash flows related to the businesses acquired. The preliminary fair value estimates of the net assets acquired are based upon preliminary calculations and valuations, and those estimates and assumptions regarding certain tangible assets acquired and liabilities assumed, the valuation of intangible assets acquired, income taxes and goodwill are subject to change as the Company obtains additional information during the measurement period (up to one year from the Acquisition date). Although the Company believes the fair values assigned to the assets acquired and liabilities assumed from the Acquisition are reasonable, both companies are limited in their ability to share information, and certain valuations have yet to progress to a stage where there is sufficient information available for a definitive measurement. As such, new information may be obtained about facts and circumstances that existed as of the date of the Acquisition during the twelve-month period following the Acquisition which could cause actual results to differ materially from the unaudited pro forma condensed combined financial information.

Total combined nonrecurring Acquisition-related costs related to the Acquisition of $102.9 million, including $60.1 million related to pre-Acquisition costs of Micro Focus, are included within the unaudited pro forma condensed combined statement of operations. The unaudited pro forma condensed combined financial statement does not include the realization of any cost savings from operating efficiencies, synergies or other restructuring activities which might result from the Acquisition.

Note 3 – Significant Accounting Policies

The accounting policies under U.S. GAAP used in the preparation of the unaudited pro forma condensed combined financial statements are those set forth in OpenText’s financial statements included in its Annual Report on Form 10-K for the year ended June 30, 2022.

The accounting policies of Micro Focus under IFRS are as described in Note ‘Summary of significant accounting policies’ to its historical consolidated financial statements which have been included in its Form 20-F for the year ended October 31, 2021. The conversion of Micro Focus’ historical consolidated financial statements from IFRS to U.S. GAAP is discussed further in Note 4 below.

Note 4 – Adjustments to Micro Focus Historical Financial Statements to Conform to U.S. GAAP

Balances and transactions presented in the historical financial statements of Micro Focus included within the unaudited pro forma condensed combined financial information have been reclassified to conform to the presentation of financial statements of OpenText in the tables below:

BALANCE SHEET IFRS TO U.S. GAAP CONVERSION AND RECLASSIFICATIONS AS OF APRIL 30, 2022

Italicized financial statement line items below represents Micro Focus historical financial statement line items

(in thousands)	Micro Focus Historical	IFRS to U.S. GAAP Conversion	Note 4	Reclassification Adjustments	Note 5	Micro Focus As converted U.S. GAAP
Assets
Current assets:
Cash and cash equivalents	$578,700	$—		$—		$578,700
Accounts receivable trade, net of allowance for credit losses	—	(10,900)	(c)	440,000	(a)	429,100
Trade and other receivables	647,600	—		(647,600)	(a)(b)(c)	—
Contract assets	—	—		67,300	(b)	67,300
Income taxes recoverable	—	—		32,800	(e)	32,800
Current tax receivables	32,800	—		(32,800)	(e)	—
Prepaid expenses and other current assets	—	6,300	(h)	171,900	(c)(d)	178,200
Other current assets	31,600	—		(31,600)	(d)	—

Total current assets	1,290,700	(4,600)		—		1,286,100
Property and equipment	—	(8,700)	(c)	70,500	(f) (h)	61,800
Operating lease right of use assets	—	51,300	(b)(c)	132,800	(g)	184,100
Trade and other receivables	17,000	—		(17,000)	(i)	—

(in thousands)	Micro Focus Historical	IFRS to U.S. GAAP Conversion	Note 4	Reclassification Adjustments	Note 5	Micro Focus As converted U.S. GAAP
Other Assets:
Other non-current assets	68,200	—		(68,200)	(h) (k)	—
Property, plant and equipment	194,600	—		(194,600)	(f) (g)	—
Goodwill	3,628,000	—		—		3,628,000
Acquired intangible assets	—	(64,100)	(a)	3,887,500	(j)	3,823,400
Other intangible assets	3,887,500	—		(3,887,500)	(j)	—
Deferred tax asset	15,000	—		—		15,000
Other assets	—	46,826	(f) (h)	112,300	(k) (l) (i)	159,126
Long-term income taxes recoverable	—	—		43,900	(m)	43,900
Non-current tax receivables	43,900	—		(43,900)	(m)	—
Financial assets	35,800	—		(35,800)	(l)	—

Total assets	$9,180,700	$20,726		$—		$9,201,426

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$398,400	$(7,400)	(d)	$54,000	(n) (o)	$445,000
Current portion of long-term debt	—	—		26,800	(p)	26,800
Operating lease liabilities	—	—		60,400	(q)	60,400
Financial liabilities	91,100	—		(91,100)	(n) (p) (q)	—
Deferred revenues	—	(2,500)	(e)	903,400	(r)	900,900
Contract liabilities	903,400	—		(903,400)	(r)	—
Income taxes payable	—	—		74,000	(s)	74,000
Current tax liabilities	74,000	—		(74,000)	(s)	—
Provisions	50,100	—		(50,100)	(o)	—

Total current liabilities	1,517,000	(9,900)		—		1,507,100
Long term liabilities:
Accrued liabilities	—	28,200	(f)	37,400	(u) (v)	65,600
Other non-current liabilities	22,500	—		(22,500)	(u)	—
Pension liability	—	(18,400)	(f) (g)	85,100	(w)	66,700
Long-term debt	—	(9,095)	(i)	4,040,200	(x)	4,031,105
Long-term operating lease liabilities	—	—		119,000	(t)	119,000
Financial liabilities	4,159,200	—		(4,159,200)	(t) (x)	—
Long-term deferred revenues	—	—		126,600	(y)	126,600
Contract liabilities	126,600	—		(126,600)	(y)	—
Retirement benefit obligations	85,100	—		(85,100)	(w)	—
Provisions	14,900	—		(14,900)	(v)	—
Non-current tax liabilities	81,100	—		(81,100)	(z)	—
Deferred tax liabilities	522,000	6,821	(j)	81,100	(z)	609,921

Total long-term liabilities:	5,011,400	7,526		—		5,018,926
Shareholders’ equity:
Share capital and additional paid-in capital	—	—		3,865,100	(aa) (bb) (cc)	3,865,100
Share capital	47,400	—		(47,400)	(aa)	—
Share premium account	47,100	—		(47,100)	(bb)	—
Other reserves	3,770,600	—		(3,770,600)	(cc)	—
Retained earnings	(1,212,800)	23,100	(a)-(i)	—		(1,189,700)
Total shareholder’s equity	2,652,300	23,100		—		2,675,400

Total liabilities and shareholders’ equity	$9,180,700	$20,726		$—		$9,201,426

STATEMENT OF OPERATIONS IFRS TO U.S. GAAP CONVERSION AND RECLASSIFICATIONS

FOR THE TWELVE MONTHS ENDED APRIL 30, 2022

Italicized financial statement line items below represents Micro Focus historical financial statement line items

(in thousands)	Micro Focus Historical	IFRS to U.S. GAAP Conversions	Note 4	Reclassification Adjustments	Note 5	Micro Focus As converted U.S. GAAP
Revenue
Cloud services and subscriptions	$213,700	$—		$—		$213,700
Customer Support	1,705,100	—		—		1,705,100
License	656,100	5,700	(e)	—		661,800
Professional service and other	168,900	—		—		168,900

Total revenues	2,743,800	5,700		—		2,749,500
Total cost of revenues	756,000	(19,800)	(a)	(27,200)	(a)	709,000

Gross profit (loss)	1,987,800	25,500		27,200		2,040,500

Operating expenses
Research and development	—	47,300	(a)	470,200	(b)	517,500
Research and development expenses	493,500	—		(493,500)	(b) (c) (d)	—
Sales and marketing	—	—		650,700	(e)	650,700
Selling and distribution expenses	1,251,800	—		(1,251,800)	(e) (f) (g)	—
General and administrative	—	67,638	(b) (d) (f) (h)	259,000	(h)	326,638
Administrative expenses	327,000	—		(327,000)	(h) (i) (j)	—
Other operating income	(9,000)	—		9,000	(k)	—
Depreciation	—	(62,500)	(b) (c)	92,800	(a) (d) (g) (j)	30,300
Amortization of acquired customer-based intangible assets	—	—		626,800	(c) (f) (i)	626,800
Special charges (recoveries)	—	—		—		—

Total operating expenses	2,063,300	52,438		36,200		2,151,938

Income (loss) from operations	(75,500)	(26,938)		(9,000)		(111,438)

Other income (expense), net	—	6,200	(c)	9,000	(k)	15,200
Interest and other related expense, net	—	16,900	(b) (c) (i)	(205,200)	(l) (m)	(188,300)
Finance costs	(267,800)	—		267,800	(l)	—
Finance income	62,600	—		(62,600)	(m)	—

Net finance costs	(205,200)	—		205,200		—

Income (loss) before income taxes	(280,700)	(3,838)		—		(284,538)
Provision (benefit) for income taxes	—	(1,828)	(j)	(36,600)	(n)	(38,428)
Taxation	(36,600)	—		36,600	(n)	—

Net income (loss)	$(244,100)	$(2,010)		$—		$(246,110)

Net (income) loss attributable to non-controlling interests	—	—		—		—

Net income (loss) attributable to OpenText	$(244,100)	$(2,010)		$—		$(246,110)

STATEMENT OF OPERATIONS IFRS TO U.S. GAAP CONVERSION AND RECLASSIFICATIONS

FOR THE THREE MONTHS ENDED APRIL 30, 2022

(in thousands)	Micro Focus Historical	IFRS to U.S. GAAP Conversions	Note 4	Reclassification Adjustments	Note 5	Micro Focus As converted U.S. GAAP
Revenue
Cloud services and subscriptions	$29,000	$—		$—		$29,000
Customer Support	406,400	—		—		406,400
License	146,900	(1,100)	(e)	—		145,800
Professional service and other	40,400	—		—		40,400

Total revenues	622,700	(1,100)		—		621,600
Total cost of revenues	177,000	(5,900)	(a)	(3,900)	(a)	167,200

Gross profit (loss)	445,700	4,800		3,900		454,400

Operating expenses
Research and development	—	39,400	(a)	99,400	(b)	138,800
Research and development expenses	107,000	—		(107,000)	(b) (c) (d)	—
Sales and marketing	—	—		141,600	(e)	141,600
Selling and distribution expenses	278,000	—		(278,000)	(e) (f) (g)	—
General and administrative	—	24,584	(b) (d) (f) (h)	81,500	(h)	106,084
Administrative expenses	92,400	—		(92,400)	(h) (i) (j)	—
Other operating income	(9,000)	—		9,000	(k)	—
Depreciation	—	(11,100)	(b) (c)	17,800	(a) (d) (g) (j)	6,700
Amortization of acquired customer-based intangible assets	—	—		141,000	(c) (f) (i)	141,000
Special charges (recoveries)	—	—		—		—

Total operating expenses	468,400	52,884		12,900		534,184

Income (loss) from operations	(22,700)	(48,084)		(9,000)		(79,784)

Other income (expense), net	—	4,600	(c)	9,000	(k)	13,600
Interest and other related expense, net	—	2,500	(b) (c) (i)	(20,900)	(l) (m)	(18,400)
Finance costs	(69,900)	—		69,900	(l)	—
Finance income	49,000	—		(49,000)	(m)	—

Net finance costs	(20,900)	—		20,900		—

Income (loss) before income taxes	(43,600)	(40,984)		—		(84,584)
Provision (benefit) for income taxes	—	(9,860)	(j)	(13,600)	(n)	(23,460)
Taxation	(13,600)	—		13,600	(n)	—

Net income (loss)	$(30,000)	$(31,124)		$—		$(61,124)

Net income (loss) attributable to non-controlling interests	—	—		—		—

Net income (loss) attributable to OpenText	$(30,000)	$(31,124)		$—		$(61,124)

Italicized financial statement line items above represent Micro Focus historical financial statement line items

IFRS differs in certain respects from U.S. GAAP. The following adjustments have been made to align Micro Focus’ historical accounting policies under IFRS to OpenText’s accounting policies under U.S. GAAP for purposes of this pro forma presentation.

(a)

Expense software development costs: Represents an adjustment to expense development costs related to software for sale incurred by Micro Focus. These costs are capitalized under IFRS; however, these costs would be expensed under U.S. GAAP as the dates relating to the achievement of technological feasibility and general release of the product have substantially coincided. In addition, no significant costs have been incurred subsequent to the establishment of technological feasibility. This adjustment therefore expenses such costs as research and development costs. This adjustment also reverses historical amortization of previously capitalized costs in Cost of revenues, where it was historically recorded under IFRS. The unaudited pro forma condensed combined balance sheet impact resulted in a derecognition of Intangible assets (reclassed to Acquired intangible assets for OpenText) of $64.1 million. The impact to the unaudited pro forma condensed combined statement of operations for the twelve months ended April 30, 2022 was a $19.8 million reversal of intangibles amortization (reclassed to Cost of revenues for OpenText), and a $47.3 million increase to Research and development. The impact to the unaudited pro forma condensed combined statement of operations for the three months ended April 30, 2022 was a $5.9 million reversal of Intangibles amortization expense (reclassed to Cost of revenues for OpenText), and a $39.4 million increase to Research and development.

(b)

Operating lease (lessee): Represents an adjustment related to Micro Focus’ leases. Under IFRS, lessees have only one lease classification, which is similar to the finance lease classification under U.S. GAAP. Under U.S. GAAP, almost all of Micro Focus’ leases would be classified as operating leases, The impact to the unaudited pro forma condensed combined balance sheet was an increase to Operating lease right of use assets of $33.0 million. Additionally, expense is adjusted to replace the historical amortization of the right-of-use assets and interest expense with straight-line lease expense. The impact to the unaudited pro forma condensed combined statements of operations was an increase of $62.6 million to General and administrative expense for the twelve months ended April 30, 2022 and an increase of $14.8 million to General and administrative expense for the three months ended April 30, 2022. The impact to Depreciation was a decrease of $67.0 million for the twelve months ended April 30, 2022 and a decrease of $13.9 million for the three months ended April 30, 2022. The adjustment to Interest and other related expense, net is a decrease of $9.5 million for the twelve months ended April 30, 2022 and a decrease of $2.0 million for the three months ended April 30, 2022.

(c)

Operating lease (sublessor): Reflects the change in classification of subleases where Micro Focus is the sublessor. Under IFRS, when classifying a sublease, the asset analyzed is the right-of-use asset arising from the head lease, which resulted in finance lease classification for certain of Micro Focus’ subleases. Under IFRS, Micro Focus accounted for these subleases by derecognizing the right-of-use asset held under the head lease and recognizing a net investment in the sublease asset. Sublease income was classified as interest income, and lease expense under the head lease was recognized as interest expense related to the lease liability. Under U.S. GAAP, when classifying a sublease, the asset analyzed is the underlying asset rather than the right-of-use asset. This results in operating lease classification of certain of Micros Focus’s subleases under U.S. GAAP. As a result, this adjustment reverses the net investment in the sublease asset previously recognized under IFRS and recognizes the right-of-use asset and the related depreciation under the head lease. In addition, sublease income is adjusted to be recognized on a straight-line basis under U.S. GAAP and is also reclassed from Interest and other related expense, net to Other income. The unaudited pro forma condensed combined balance sheet impact resulted in a $18.3 million increase to Operating lease right of use assets, a $8.7 million decrease to Trade and other receivables (reclassed to Property and equipment for OpenText) and a $10.9 million decrease to Accounts receivable trade, net of allowance of credit losses. The impact to the unaudited pro forma condensed combined statements of operations was an increase to Depreciation of $4.5 million for the twelve months ended April 30, 2022 and of $2.8 million for the three months ended April 30, 2022. The impact to Other income was an increase of $6.2 million for the twelve months ended April 30, 2022 and of $4.6 million for the three months ended April 30, 2022. The impact to Interest and other related expense, net was an increase of $0.3 million for the twelve months ended April 30, 2022 and an increase of $0.1 million for the three months ended April 30, 2022.

(d)

Provisions – onerous contracts: Reflects the elimination of a current provision for onerous contracts that was historically recognized. Under IFRS, Micro Focus recognized a provision for contracts where the unavoidable costs of meeting the contractual obligations exceeded the economic benefits expected to be received. Under U.S. GAAP, provisions are generally not recognized for onerous contracts unless the entity has ceased using the rights under the contract. The unaudited pro forma condensed combined balance sheet impact resulted in a derecognition of current provisions (reclassed to Accounts payable and accrued liabilities for OpenText) of $7.4 million. The impact to General and administrative expenses in the unaudited pro forma condensed combined statements of operations was a decrease of $3.7 million for the twelve months ended April 30, 2022 and an increase of $6.6 million for the three months ended April 30, 2022.

(e)

Revenue: Reflects a difference in the timing of revenue recognition related to software license renewals. Under IFRS, revenue related to the license renewal contract is recognized when the renewal is agreed. Under U.S. GAAP, the revenue is recognized when the renewal period is effective. Due to the differing effective dates of the relevant license renewals commencing in each period, this resulted in an increase in revenue recognition in the twelve months ended April 30, 2022, and a decrease in revenue in the three months ended April 30, 2022. The impact to the unaudited pro forma condensed combined balance sheet was a reduction in current Deferred revenues of $2.5 million as of April 30, 2022. The impact to the unaudited pro forma condensed combined statements of operations was an increase in Revenue of $5.7 million for the twelve months ended April 30, 2022 and decrease of $1.1 million for the three months ended April 30, 2022.

(f)

Long-term employee benefits: Reflects an adjustment related to long-term vacation benefits which are not accounted for as long-term employee benefits under U.S. GAAP. The timing of expense recognition for long-term vacation benefits differs under U.S. GAAP, resulting in an adjustment to the amount of expense and related accrual. The liability related to long-term vacation benefits is classified as an accrued liability under U.S. GAAP, resulting in a reclassification from Pension liability, where the liability was historically recorded, to Accrued liabilities. In addition, under IFRS, there is a limitation on the value of the net assets related to long-term employee benefits that can be recorded on the balance sheet. Under U.S. GAAP there is no such limitation, which results in an increase in assets related to long-term vacation benefits. The impact to the unaudited pro forma condensed combined balance sheet was an increase in Other assets of $15.1 million, a $28.2 million increase in Accrued liabilities and a $16.7 million decrease in Pension liability. The impact to the unaudited pro forma condensed combined statements of operations was a $2.4 million increase to General and administrative expenses for the twelve months ended April 30, 2022 and of $1.6 million for the three months ended April 30, 2022.

(g)

Pensions: Reflects an adjustment related to pensions. Under IFRS, there is a limitation on the value of the net pension asset that can be recorded on the balance sheet. Under U.S. GAAP there is no such limitation. The impact to the unaudited pro forma condensed combined balance sheet was a $1.7 million decrease in Pension liability.

(h)

Cloud computing implementation costs: Reflects the capitalization of implementation costs incurred in a cloud computing arrangement that is a service contract. U.S. GAAP requires capitalization of such implementation costs whereas generally such costs would not be capitalized under IFRS. This adjustment also reflects the recognition of amortization of these capitalized costs under U.S. GAAP.

The unaudited pro forma condensed combined balance sheet impact resulted in the recognition of Prepaid expenses and other current assets of $6.3 million and $31.7 million of Other assets as of April 30, 2022. The impact to the unaudited pro forma condensed combined statements of operations was an increase to General and administrative expenses of $6.3 million for the twelve months ended April 30, 2022 and of $1.6 million for the three months ended April 30, 2022.

(i)

Debt modification: Reflects the accounting for a debt modification under U.S. GAAP. Under IFRS, when debt is modified, a modification gain or loss is recognized and the carrying amount of the liability is recalculated using the modified cash flows discounted at the original effective interest rate. Under U.S. GAAP, when debt is modified, generally no gain or loss is recognized due to changes in cash flows. A new effective interest rate is established based on the carrying value of the debt and the revised cash flows. The unaudited pro forma condensed combined balance sheet impact was a decrease to financial liabilities (reclassed to Long-term debt for OpenText) of $9.1 million as of April 30, 2022. The impact to the unaudited pro forma condensed combined statements of operations was a decrease to Interest and other related expense of $7.7 million for the twelve months ended April 30, 2022 and of $0.6 million for the three months ended April 30, 2022. To the extent the amounts of Senior Secured Notes, Term Loan Credit Agreement and drawdown of the Revolving Credit Agreement differ from the amounts presented herein, or if terms of the Senior Secured Notes or Term Loan Credit Agreement differ from indicative pricing resulting interest expense may be higher or lower than presented accordingly.

(j)

Income taxes: Represents an adjustment to reflect the income tax impact of the IFRS to U.S. GAAP conversion adjustments. The pro forma impact to the unaudited pro forma condensed combined balance sheet resulted in a net increase to Deferred tax liabilities of $6.8 million. The net impact to the unaudited pro forma condensed consolidated statements of operations was an incremental benefit of $1.8 million to the Provision for income taxes for the twelve months ended April 30, 2022 and of $9.9 million for the three months ended April 30, 2022.

Note 5 – Reclassification Adjustments

Reclassification of historical Micro Focus financial statement line items was required as of April 30, 2022 and for the year and the three months ended April 30, 2022 to conform to the expected financial statement line items of the combined company following the Acquisition.

Pro Forma Combined Balance Sheet reclassification adjustments as of April 30, 2022 included the following:

(a)	Reclassification of $440.0 million of trade receivables, net of loss allowance from Trade and other receivables to Accounts receivable trade, net of credit allowances;
(b)	Reclassification of $67.3 million of contract assets from Trade and other receivables to Contract assets;
(c)	Reclassification of $140.3 million of prepayments and other receivables from Trade and other receivables to Prepaid expenses and other current assets;
(d)	Reclassification of $31.6 million of contract-related costs from Other current assets to Prepaid expenses and other current assets;
(e)	Reclassification of $32.8 million from Current tax receivables to Income taxes recoverable;
(f)	Reclassification of $61.8 million from Property, plant and equipment to Property and equipment;
(g)	Reclassification of $132.8 million operating lease right of use assets from Property, plant and equipment to Operating lease right of use assets;
(h)	Reclassification of $8.7 million of finance leases from Other non-current assets to Property and equipment;
(i)	Reclassification of $17.0 million of other receivables from Trade and other receivables (Non-current) to Other assets;
(j)	Reclassification of $3,887.5 million from Other intangible assets to Acquired intangible assets;
(k)	Reclassification of $59.5 million of employee benefit deposits, long term rent, long term prepaid assets, and contract-related costs from Other non-current assets to Other assets;

(l)	Reclassification of $35.8 million of derivative assets from Financial assets to Other assets;
(m)	Reclassification of $43.9 million from Non-current tax receivables to Long-term income taxes recoverable;
(n)	Reclassification of $3.9 million of finance lease obligations from Financial Liabilities (current) to Accounts payable and accrued liabilities;
(o)	Reclassification of $50.1 million of provisions related to legal provisions, restructuring provisions, and onerous contract provisions from Provisions to Accounts payable and accrued liabilities;
(p)	Reclassification of $26.8 million of debt, net of transaction costs from Financial Liabilities (current) to Current portion of long-term debt;
(q)	Reclassification of $60.4 million of current portion of lease liabilities from Financial Liabilities (current) to Operating lease liabilities
(r)	Reclassification of $903.4 million from Contract liabilities to Deferred revenues;
(s)	Reclassification of $74.0 million from Current tax liabilities to Income taxes payable;
(t)	Reclassification of $119.0 million of non-current portion of lease liabilities from Financial liabilities (Non-current) to Long-term operating lease liabilities;
(u)	Reclassification of $22.5 million of accruals from Other non-current liabilities to Accrued liabilities;
(v)	Reclassification of $14.9 million of provisions related to legal provisions, restructuring provisions, and onerous contract provisions from Provisions (Non-current) to Accrued liabilities;
(w)	Reclassification of $85.1 million from Retirement benefit obligations to Pension liability;
(x)	Reclassification of $4,040.2 million of debt, net of transaction costs from Financial liabilities (Non-current) to Long-term debt;
(y)	Reclassification of $126.6 million from Contract liabilities to Long-term deferred revenues;
(z)	Reclassification of $81.1 million from Non-current tax liabilities to Deferred tax liabilities;
(aa)	Reclassification of $47.4 million from Share Capital to Share capital and additional paid-in capital;
(bb)	Reclassification of $47.1 million from Share premium account to Share capital and additional paid-in capital; and
(cc)	Reclassification of $3,770.6 million from Other reserves to Share capital and additional paid-in capital.

Pro Forma Combined Statement of Operations reclassification adjustments for the year ended April 30, 2022 included the following:

(a)	Reclassification of $27.2 million of depreciation expense from Cost of Revenue to Depreciation;
(b)	Reclassification of $470.2 million from Research and development expenses to Research and development;
(c)	Reclassification of $0.5 million of amortization expense from Research and development expenses to Amortization of acquired customer-based intangible assets;
(d)	Reclassification of $22.8 million of depreciation expense from Research and development expenses to Depreciation;
(e)	Reclassification of $650.7 million from Selling and distribution expense to Sales and Marketing;
(f)	Reclassification of $589.9 million of amortization expense from Selling and distribution expense to Amortization of acquired customer-based intangible assets;
(g)	Reclassification of $11.2 million of depreciation expense from Selling and distribution expense to Depreciation;
(h)	Reclassification of $259.0 million from Administrative expenses to General and administrative;
(i)	Reclassification of $36.4 million of amortization expense from Administrative expenses to Amortization of acquired customer-based intangible assets;
(j)	Reclassification of $31.6 million of depreciation expense from Administrative expenses to Depreciation;
(k)	Reclassification of $9.0 million from Other operating income to Other income (expense), net;
(l)	Reclassification of $267.8 million from Finance costs to Interest and other related expense, net;
(m)	Reclassification of $62.6 million from Finance income to Interest and other related expense, net; and
(n)	Reclassification of $36.6 million from Taxation to Provision (benefit) for income taxes.

Pro Forma Combined Statement of Operations reclassification adjustments for the three months ended April 30, 2022 included the following:

(a)	Reclassification of $3.9 million of depreciation expense from Cost of revenues to Depreciation;
(b)	Reclassification of $99.4 million from Research and development expenses to Research and development;
(c)	Reclassification of $0.5 million of amortization expense from Research and development expenses to Amortization of acquired customer-based intangible assets;
(d)	Reclassification of $7.1 million of depreciation expense from Research and development expenses to Depreciation;
(e)	Reclassification of $141.6 million from Selling and distribution expense to Sales and Marketing;
(f)	Reclassification of $132.7 million of amortization expense from Selling and distribution expense to Amortization of acquired customer-based intangible assets;
(g)	Reclassification of $3.7 million of depreciation expense from Selling and distribution expense to Depreciation;
(h)	Reclassification of $81.5 million from Administrative expenses to General and administrative;
(i)	Reclassification of $7.8 million of amortization expense from Administrative expenses to Amortization of acquired customer-based intangible assets;
(j)	Reclassification of $3.1 million of depreciation expense from Administrative expenses to Depreciation
(k)	Reclassification of $9.0 million from Other operating income to Other income (expense), net;
(l)	Reclassification of $69.9 million from Finance costs to Interest and other related expense, net;
(m)	Reclassification of $49.0 million from Finance income to Interest and other related expense, net; and
(n)	Reclassification of $13.6 million from Taxation to Provision (benefit) for income taxes.

Note 6 – Preliminary Purchase Price Allocation

(a)	Estimated Purchase Consideration

The total estimated purchase consideration is calculated as follows:

Purchase Consideration (in thousands, except Consideration and per share)	Amount
Total Micro Focus shares outstanding as of November 7, 2022	339,070
Micro Focus shares exercised under the Micro Focus Share Plans(1)	14,299
Micro Focus shares issued on exercise of AWS warrants(2)	2,556
Less: Micro Focus shares held in trust(3)	(15,959)

Total Micro Focus Shares	339,966
Consideration (GBP per Micro Focus share)	5.32

Consideration in GBP for Micro Focus Shares	£1,808,617
0.5% Stamp Duty	9,043

Consideration in GBP for Micro Focus Shares and Stamp Duty	£1,817,660
GBP to USD translation rate as of November 7, 2022(4)	1.15140

Total Consideration in USD paid to shareholders	$2,092,854
Micro Focus closing indebtedness settled by OpenText	4,117,500

Aggregate purchase consideration	$6,210,354

(1)

Reflects estimated Micro Focus shares which may be issued on the exercise of options or vesting of awards under the Micro Focus Share Plans, of which the share was determined based on the estimated number of unvested shares as of September 30, 2022.

(2)

Reflects estimated Micro Focus shares which may be issued on the net exercise of Amazon NV Investment Holdings LLC warrants (“AWS warrants”). The vesting of the AWS Warrants is subject to acceleration in certain limited circumstances, including on a change in control of Micro Focus and will therefore be triggered by the Acquisition, based on September 15, 2022, the latest practicable date, as further defined in the scheme.
(3)	Reflects shares held in the Micro Focus employee benefit trust (“Micro Focus EBT”), determined as of September 15, 2022, the latest practicable date, as further defined in the scheme.
(4)

Note the foreign currency translation rate used for purposes of determining purchase consideration is as of November 7, 2022. The Company entered into derivative positions, specifically the GBP contingent forward and GBP non-deal contingent forward to fix the total cash consideration to be paid. However, the GAAP purchase consideration is subject to change based on the foreign currency exchange rates.

The purchase price consideration calculated above and applied in the unaudited pro forma financial information is preliminary and subject to modification based on the final purchase price. This will likely result in a difference from the preliminary purchase consideration calculated above and that difference may be material. Purchase consideration will also include the fair value of the replacement awards attributable to pre-Acquisition vesting, while the remaining portion will be recognized as post-Acquisition compensation expense over the remaining vesting periods. As both companies are limited in their ability to share information, valuations have yet to progress to a stage where there is sufficient information available for a definitive measurement. The valuation of the replacement share awards is expected to be completed as soon as practicable but no later than one year after the consummation of the Acquisition.

(b)	Preliminary Purchase Price Allocation

The preliminary aggregate purchase consideration allocation to assets acquired and liabilities assumed is provided throughout these notes to the unaudited pro forma condensed combined financial statements. The following table provides a summary of the preliminary aggregate purchase consideration allocation by major categories of assets acquired and liabilities assumed based on OpenText’s management’s preliminary estimate of their respective fair values:

Preliminary Aggregate Purchase Consideration Allocation (in thousands)	Amount
Total aggregate purchase consideration, net of $578.7 million of cash acquired	$5,631,654
Assets:
Accounts receivable trade, net of allowance for credit losses	429,100
Contract assets	67,300
Income taxes recoverable	32,800
Prepaid expenses and other current assets(5)	155,500
Property and equipment	61,800
Operating lease right of use assets	184,100
Acquired intangible assets(1)	3,700,000
Deferred tax assets	15,000
Other assets(4)(5)	94,626
Long-term income taxes recoverable	43,900
Liabilities:
Accounts payable and accrued liabilities(4)(6)	(501,190)
Operating lease liabilities	(60,400)
Deferred revenues	(900,900)
Income taxes payable	(74,000)
Long-term liabilities:
Accrued liabilities	(65,600)
Pension liability	(66,700)
Long-term operating lease liabilities	(119,000)
Long-term deferred revenues	(126,600)
Deferred tax liabilities(3)	(730,773)

Net assets acquired(2)	2,138,963

Pro forma goodwill	$3,492,691

(1)	Reflects an adjustment to Acquired intangible assets to step-up the amounts to fair value. See Note 7(b).
(2)	Reflects the settlement of Micro Focus existing indebtedness. See Note 7(d).
(3)	Reflects deferred taxes resulting from pro forma fair value adjustments primarily related to the acquired intangibles. See Note 7(f).
(4)	Reflects the settlement of Micro Focus’ derivative positions related to the Micro Focus debt that was repaid. See Note 7(k).
(5)	Reflects fair value adjustment to Micro Focus’ capitalized commissions. See Note 7(l).
(6)	Reflects the accrual for Micro Focus transaction costs to be settled along with OpenText’s transaction costs. See Note 7(e).

The preliminary aggregate purchase consideration allocation above reflects preliminary estimated goodwill of $3.5 billion as of the Acquisition date. Goodwill represents the excess of the aggregate purchase consideration over the preliminary estimated fair values of recorded tangible and intangible assets acquired and liabilities assumed in the Acquisition. The Company has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair value of Micro Focus’ assets to be acquired or liabilities to be assumed, other than a preliminary estimate for intangible assets and deferred tax liabilities. Accordingly, apart from the aforementioned, certain of Micro Focus’ assets and liabilities are presented at their respective carrying amounts and should be treated as preliminary values. A final determination of the fair value of Micro Focus’ assets and liabilities will be based on Micro Focus’ actual assets and liabilities as of the closing date and therefore cannot be made prior to the completion of the Acquisition. The actual amount of goodwill to be recorded in connection with the Acquisition is subject to change once the valuation of the fair value of tangible and intangible assets acquired and liabilities assumed has been completed. The final valuation of such assets and liabilities is expected to be completed as soon as practicable but no later than one year after the consummation of the Acquisition.

Note 7 – Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

(a) The change in cash and cash equivalents was determined as follows:

Cash and Cash Equivalents (in thousands)	Amount
Transaction accounting adjustments - Acquisition
Uses for Acquisition of Micro Focus:
OpenText transaction costs	$42,832
Cash consideration transferred	2,092,854
Settlement of Micro Focus’ existing debt	4,117,500
Settlement of Micro Focus’ transaction costs	60,090

Pro forma adjustment – acquisition to Cash and cash equivalents	$6,313,276

Cash and Cash Equivalents (in thousands)	Amount
Transaction accounting adjustments – financing
Sources for Acquisition of Micro Focus:
Proceeds from draw on Revolving Credit Agreement	$475,000
Proceeds from Term Loan Credit Agreement	2,585,000
Less: Capitalized debt issuance costs and transaction costs for financing	(80,755)
Less: Original issue discount on debt	(77,550)
Proceeds from Senior Secured Notes	2,000,000
Less: Capitalized debt issuance costs and transaction costs for financing	(62,479)

Subtotal	4,839,216
Less: Settlement of GBP contingent forwards and GBP non-deal contingent forwards	(151,534)

Pro forma adjustment – financing to Cash and cash equivalents	$4,687,682

(b) Represents an adjustment of $123.4 million to intangible assets acquired from Micro Focus expected to be recognized in connection with the Acquisition, consisting of the following:

Intangible Assets (in thousands)	Amount	Estimate Useful Life (in years)
Acquired technology	$1,300,000	9
Customer relationships	2,245,000	10
Brand value	155,000	7
Removal of Micro Focus’ historical intangible assets	(3,823,400)

Pro forma net adjustment to Acquired intangible assets	$(123,400)

The estimated fair value of Micro Focus’ preliminary identified intangible assets includes acquired technology, customer relationships, and brand value. The adjustment to intangible assets records identifiable intangible assets acquired at their fair value based on preliminary estimates. For purposes of estimating the fair values of the intangible assets, benchmarking information, publicly available information as well as a variety of other assumptions, including market participant assumptions, were used. The fair value estimates for all identifiable intangible assets are preliminary and are based on assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). The final fair value determination for identifiable intangibles may differ materially from this preliminary determination.

The assumptions used in estimating fair value were made solely for purposes for preparing the foregoing unaudited pro forma condensed combined financial information and the accounting treatment of acquired customer relationships and technology will only be determinable upon closing of the Acquisition.

(c) Represents the elimination of Micro Focus’ historical goodwill and the recognition of the preliminary goodwill for the amount of estimated purchase consideration in excess of the fair value of the net assets acquired in connection with the Acquisition:

Goodwill (in thousands)	Amount
Fair value of consideration transferred in excess of the preliminary fair value of assets acquired and liabilities assumed	$3,492,691
Removal of Micro Focus’ historical goodwill	(3,628,000)

Pro forma net adjustment to Goodwill	$(135,309)

The adjustment to goodwill is calculated based on Micro Focus’ historical goodwill as of April 30, 2022 and does not take into account the $400.0 million impairment recorded during Micro Focus’ third quarter ended July 31, 2022.

(d) The following table reflects the settlement of Micro Focus’ existing indebtedness, resulting in the decrease in debt balances as follows:

Settlement of Historical Micro Focus Debt (in thousands)	Amount
Use of proceeds:
Settlement of Micro Focus’ outstanding indebtedness	$4,117,500
Write-off of capitalized debt issuance costs	(59,595)

Settlement of existing Micro Focus indebtedness	$4,057,905
Pro forma net adjustment to Current portion of long-term debt	$26,800
Pro forma net adjustment to Long-term debt	$4,031,105

(e) Represents $42.8 million of OpenText transaction costs expected to be incurred in connection with the Acquisition, of which approximately $4.4 million was incurred or accrued for on the balance sheet as of September 30, 2022. This is reflected as a reversal of the accrued liability upon settlement of the transaction costs. The remaining costs of $38.4 million were not yet accrued or incurred and reflected in the balance sheet as part of retained earnings as of September 30, 2022.

In addition, Micro Focus expects to incur $60.1 million of transaction costs in connection with the Acquisition, which was not yet accrued or incurred and reflected in the balance sheet as of April 30, 2022. This is reflected as an adjustment to accrued liabilities, which is reversed upon settlement of the transaction costs. The settlement of the transaction costs for both OpenText and Micro Focus of $102.9 million are recorded as a reduction in cash and a decrease to retained earnings. See Note 7(a) for the adjustment to cash related to the settlement. See below for a reconciliation of total transaction costs in connection with the Acquisition:

Transaction Costs (in thousands)	Amount
OpenText transaction costs incurred as of September 30, 2022	$4,400
OpenText transaction costs not yet incurred as of September 30, 2022	38,432

Total OpenText transactions costs	42,832
Financing transaction costs related to Term Loan Credit Agreement and Senior Secured Notes(1)	96,234
Financing transaction costs related to New Credit Agreements(2)	47,000
Micro Focus transaction costs funded by OpenText(3)	60,090

Total transaction costs	$246,156

(1)	Costs incurred related to the issuance of Term Loan Credit Agreement and Senior Secured Notes. See Note 7(a).
(2)	Costs incurred related to the New Credit Agreements. See Note 7(i).
(3)	Transaction costs incurred by Micro Focus related to the Acquisition. See Note 6(a)

(f) Reflects deferred taxes resulting from pro forma fair value adjustments primarily related to the acquired intangibles based on the estimated blended statutory tax rate of approximately 26.0%. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-acquisition activities, including cash needs, the geographical mix of income and changes in tax law. Because the tax rates used for the pro forma financial information are estimated, the blended rate will likely vary from the actual effective rate in periods subsequent to completion of the Acquisition. This determination is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities.

Deferred Tax Adjustment (in thousands)	Estimated Fair Value	Blended tax rate	Amount
Deferred tax based on preliminary fair value of acquired intangibles	$3,700,000	26%	$962,000
Less: Estimated deferred tax based on historical value of intangible assets	(3,823,400)	22%	(841,148)

Deferred tax adjustment due to PPA adjustments			$120,852

(g) Represents the elimination of Micro Focus’ historical equity balances.

(h) Represents the settlement of the GBP contingent forwards and GBP non-deal contingent forwards that would settle on the Acquisition date. The derivative liability of $125.3 million, which includes $29.0 million of success fees, would be eliminated to reflect the settlement of the GBP contingent forwards and $26.2 million to reflect the settlement of the GBP non-deal contingent forwards, with a corresponding impact to cash.

(i) Represents the removal $47.0 million in Accrued Liabilities related to deferred issuance costs accrued by OpenText as of September 30, 2022 for the Acquisition Term Loan (as defined in our Q1 Quarterly Report) and Bridge Loan Agreement and the removal $47.0 million corresponding impact to Other assets. The payment of the deferred financing costs related to the Acquisition Term Loan is reflected as a portion of the $80.8 million of financing transaction costs in Note 7(a).

(j) Represents the issuance of the Senior Secured Notes, issuance of the Term Loan Credit Agreement, and drawdown on the Revolving Credit Agreement, resulting in the increase in debt balances as follows:

Debt, net (in thousands)	Amount
Issuance of Senior Secured Notes	$2,000,000
Issuance of Term Loan Credit Agreement	2,585,000
Drawdown on Revolving Credit Agreement	475,000
Less: Discounts on debt	(77,550)
Less: Financing transaction costs	(96,234)

Total long-term debt, net	$4,886,216
Less: current portion of debt	(500,850)

Noncurrent portion of long-term debt, net	$4,385,366

To the extent the amounts of Senior Secured Notes, Term Loan Credit Agreement and drawdown of the Revolving Credit Agreement differ from the amounts presented herein debt balances may be higher or lower than presented, accordingly.

(k) Represents the settlement of Micro Focus’ derivative assets and derivative liabilities. Micro Focus had $35.8 million of derivative assets in Other assets and $3.9 million of derivative liabilities in Accounts payable and accrued liabilities. The derivative positions are related to Micro Focus’ debt, which is settled upon Acquisition, and as such, the derivative positions are also settled. The settlement of Micro Focus’ debt is reflected in Note 7(d). The adjustment for the settlement of derivative positions are based on the values as of April 30, 2022, and as such, are subject to change as additional information becomes available and as additional analysis is performed, which could result in a potential cash outflow or inflow.

(l) Represents the removal of assets related to capitalized commission expenses that are not part of the net assets acquired at the closing of the Acquisition. The current portion of $22.7 million was in Prepaid expenses and other current assets, and the long term portion of $28.7 million was in Other assets.

Note 8 – Transaction Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations

(a) Represents an adjustment to reflect a decrease to amortization expense for the estimated fair value adjustment of acquired intangible assets on a straight-line basis over the remaining useful life as follows:

Amortization of Technology-Based Intangibles (in thousands)	Estimated Useful Life	Estimated Fair Value	For the Three Months Ended September 30, 2022	For the Year Ended June 30, 2022
Developed technology	9	$1,300,000	$36,111	$144,444

Amortization expense			36,111	144,444
Less: Micro Focus historical amortization in Cost of revenues			(65,800)	(270,300)

Pro forma net adjustment to Cost of revenues			$(29,689)	$(125,856)

Amortization Customer-Based Intangibles (in thousands)	Estimated Useful Life	Estimated Fair Value	For the Three Months Ended September 30, 2022	For the Year Ended June 30, 2022
Customer relationships	10	$2,245,000	$56,125	$224,500
Brand value	7	155,000	5,536	22,143

Amortization expense			61,661	246,643
Less: Micro Focus historical amortization in Operating expenses			(141,000)	(626,800)

Pro forma net adjustment to Operating expenses			$(79,339)	$(380,157)

The amortization related to these amortizable identifiable intangible assets is reflected as a pro forma adjustment in the unaudited pro forma condensed combined statements of operations. The identifiable intangible assets and related amortization are preliminary and are based on management’s estimates after consideration of similar transactions as well as based on an analysis of the net present value of the projected cash flows for Micro Focus, over the estimated useful lives of the intangible assets of Micro Focus. As discussed above, the amount that will ultimately be allocated to identifiable intangible assets and liabilities, and the related amount of amortization, may differ materially from this preliminary allocation. In addition, the periods the amortization impacts will ultimately be based upon the periods in which the associated economic benefits or detriments are expected to be derived or, where appropriate, based on the use of a straight-line method. Therefore, the amount of amortization following the closing of the Acquisition may differ significantly between periods based upon the final value assigned and amortization methodology used for each identifiable intangible asset.

(b) Reflects the $98.5 million incremental buyer and seller transaction costs incurred or expected to be incurred related to the Acquisition, total expected transaction costs are $102.9 million of which $4.4 million has already been incurred in OpenText’s statement of operations for the three months ended September 30, 2022.

(c) Reflects the income tax impact of the pro forma adjustments utilizing an estimated blended statutory income tax rate of approximately 26.0% for the year ended June 30, 2022 and for the three months ended September 30, 2022. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on activities following the consummation of the Acquisition, including cash needs, the geographical mix of income and changes in tax law.

(d) The following table summarizes the removal of historical Micro Focus interest expense and key terms related to the New Credit Agreements and Senior Secured Notes, based on indicative pricing from the initial purchasers, which is based on current market environment and trading levels of outstanding debt, and the interest expense:

Interest Expense (in thousands)	Principal Balance	Assumed Weighted Average Effective Interest Rate	For the Three Months Ended September 30, 2022	For the Year Ended June 30, 2022
Interest expense	$5,060,000	6.99%	$78,211	$312,842
Amortization of capitalized debt issuance costs			7,150	28,278
Less: Historical Micro Focus interest expense			(19,400)	(186,300)

Pro forma net adjustment to Interest and other related expense, net			$65,961	$154,820

To the extent the amounts of Senior Secured Notes, Term Loan Credit Agreement and drawdown of the Revolving Credit Agreement differ from the amounts presented herein, or if terms of the Senior Secured Notes or Term Loan Credit Agreement differ from indicative pricing resulting interest expense may be higher or lower than presented accordingly.

There is expected to be approximately $3.1 billion aggregate principal amount of variable-rate indebtedness on a pro forma basis. Borrowings under the Term Loan Credit Agreement are expected to bear interest, at the option of the Company, at (i) the Base Rate (as defined in the Term Loan Credit Agreement) plus an applicable margin of 2.25% or (ii) the Term SOFR (as defined in the Term Loan Credit Agreement) plus an applicable margin of 3.25% or (iii) the Daily Simple SOFR (as defined in the Term Loan Credit Agreement) plus an applicable margin of 3.25%. Drawdowns on the Revolving Credit Agreement bear interest per annum at a floating rate of LIBOR plus a fixed margin dependent on the consolidated net leverage ratio ranging from 1.25% to 1.75%. As such, financing costs are sensitive to changes in interest rates. For each 0.125% change (increase or decrease) in actual or assumed interest rates, interest expense for the year ended June 30, 2022 would increase or decrease by approximately $3.8 million and increase or decrease by approximately $1.0 million for the three months ended September 30, 2022.

(e) Represents the write-off of $47.0 million in deferred financing costs that were incurred for arranging the New Credit Arrangements related to the Acquisition and subsequently replaced by the Term Loan Credit Agreement and Senior Secured Notes. The costs are recognized in Other income (expense) in OpenText’s statement of operations for the year ended June 30, 2022.

(f) The following tables calculate the unaudited pro forma combined basic and diluted earnings per share, which is adjusted to reflect the pro forma net income for the year ended June 30, 2022 and for the three months ended September 30, 2022, as presented on the unaudited pro forma condensed combined statement of operations:

	Three Months Ended September 30, 2022
(in thousands, except per share amounts)	Basic	Diluted
Numerator:
Pro forma combined net income (loss)	$(146,139)	$(146,139)
Pro forma combined net (income) loss attributable to noncontrolling interests	(44)	(44)

Pro forma combined net income (loss) attributable to common stockholders	$(146,183)	$(146,183)

Denominator:
Historical and pro forma weighted average shares outstanding	269,804	269,804
Pro forma net income (loss) per share	$(0.54)	$(0.54)

	Year Ended June 30, 2022
(in thousands, except per share amounts)	Basic	Diluted
Numerator:
Pro forma combined net income (loss)	$303,346	$303,346
Pro forma combined net (income) loss attributable to noncontrolling interests	(169)	(169)

Pro forma combined net income (loss) attributable to common stockholders	$303,177	$303,177

Denominator:
Historical and pro forma weighted average shares outstanding	271,271	271,909
Pro forma net income (loss) per share	$1.12	$1.11

RISK FACTORS

We may fail to consummate the Acquisition or may not consummate it on the terms described herein.

It is currently anticipated that we will complete the Acquisition in the first quarter of calendar year 2023. Completion of the Acquisition is subject to regulatory approvals and other customary closing conditions for the acquisition of a UK public company, and we cannot provide assurance that such regulatory approvals will be obtained or that other customary closing conditions will be satisfied in a timely manner or at all. Even if all required consents and approvals are obtained and the other customary closing conditions are satisfied, no assurance can be given as to the terms, conditions and timing of the approvals. If we agree to any material requirements, limitations, costs, divestitures or restrictions in order to obtain any approvals required to consummate the Acquisition, these requirements, limitations, costs, divestitures or restrictions could adversely affect our ability to achieve the anticipated benefits of the Acquisition or result in a failure to consummate the Acquisition. As a result, the possible timing and likelihood of completion are uncertain and, accordingly, there can be no assurance that the Acquisition will be completed on the anticipated schedule or at all.

If the Acquisition is not consummated, we could be subject to a number of risks that may adversely affect our business, including:

•	we will be required to pay costs relating to the Acquisition such as legal, accounting, financial advisory and printing fees, whether or not the Acquisition is consummated;

•	time and resources committed by our management to matters relating to the Acquisition could otherwise have been devoted to pursuing other beneficial opportunities; and

•	we would not realize the benefits we expect to realize from consummating the Acquisition.

In addition, if the Acquisition is not (or we determine, in our reasonable judgment, the Acquisition will not be) consummated on or before May 31, 2023, or, where such date must be extended to comply with the requirements of the Panel such later date that is no later than: (a) where the Acquisition proceeds by way of a Scheme (as defined in the Term Loan Credit Agreement), the date that is six weeks after May 31, 2023; or (b) where the Acquisition proceeds by way of an Offer (as defined in the Term Loan Credit Agreement), the date that is eight weeks after the Outside Date, we will redeem all of the notes at a redemption price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, with respect to the notes, to, but not including, the Special Mandatory Redemption Date. In the case of such Special Mandatory Redemption, you may realize a lower return on your investment than if the notes had been held through maturity. See “Risks Relating to Our Indebtedness and the Notes.”

The Acquisition is subject to the receipt of governmental and regulatory approvals that may impose conditions that could have an adverse effect on us or, if not obtained, could prevent consummation of the Acquisition.

Consummation of the Acquisition is conditioned upon the receipt of governmental approvals, including certain antitrust and foreign investment approvals. There can be no assurance that these approvals will be obtained and that the other conditions to consummating the Acquisition will be satisfied. In addition, the governmental authorities from which the regulatory approvals are required may impose conditions on the consummation of the Acquisition or require changes to the terms of the Acquisition or agreements to be entered into in connection with the Acquisition. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying or impeding consummation of the Acquisition or of imposing additional costs or limitations on us following consummation of the Acquisition, any of which might have an adverse effect on our business, financial condition and results of operations.

We may fail to realize the benefits expected from the Acquisition, which could adversely affect our business and results of operations.

The anticipated benefits we expect from the Acquisition are, necessarily, based on projections and assumptions about our combined business with Micro Focus, which may not materialize as expected or which may prove to be inaccurate. Our business and results of operations could be adversely affected if we are unable to realize the anticipated benefits from the Acquisition on a timely basis or at all, including realizing the anticipated synergies from the Acquisition in the anticipated amounts or within the anticipated timeframes or cost expectations or at all. Achieving the benefits of the Acquisition will depend, in part, on our ability to integrate the business and operations of Micro Focus successfully and efficiently with our business. The challenges involved in this integration, which may be complex and time-consuming, include the following:

•	successfully managing relationships with our strategic partners, combined supplier and customer base;

•	coordinating and integrating independent research and development and engineering teams across technologies and product platforms to enhance product development while reducing costs;

•	coordinating sales and marketing efforts to effectively position the combined company’s capabilities and the direction of product development;

•	limitations or restrictions required by regulatory authorities on the ability of Micro Focus’ and our management to conduct planning regarding the integration of the two companies;

•	difficulties in integrating the systems and process of two companies with complex operations including multiple sites;

•	the increased scale resulting from the Acquisition;

•	retaining key employees;

•	implementing expected cost synergies of $400 million;

•	obligations that we will have to counterparties of Micro Focus that arise as a result of the change in control of Micro Focus; and

•	the diversion of management attention from other important business objectives.

If we do not successfully manage these issues and the other challenges inherent in integrating an acquired business of the size and complexity of Micro Focus, then we may not achieve the anticipated benefits of the Acquisition and our revenue, expenses, operating results and financial condition could be adversely affected.

The use of cash and incurrence of substantial indebtedness in connection with the financing of the Acquisition may have an adverse impact on our liquidity, limit our flexibility in responding to other business opportunities and increase our vulnerability to adverse economic and industry conditions.

If the Acquisition is consummated, we will have a significant amount of indebtedness outstanding. The Acquisition will be financed in part by the use of our cash on hand and the incurrence of a significant amount of indebtedness. Following an assumed completion of the Acquisition on September 30, 2022, after repayment of existing indebtedness of Micro Focus and termination of the Bridge Loan Agreement (if applicable), as described in “Summary—Unaudited Pro Forma Condensed Combined Financial Statements”, and all other pro forma adjustments relating to the Acquisition, we would have had, on a pro forma basis as of September 30, 2022, approximately $657 million in cash and cash equivalents. In addition, the combined company would have had, on a pro forma basis as of September 30, 2022, approximately $10 billion in long-term liabilities and $3.4 billion of current liabilities. By comparison, as of September 30, 2022, we had approximately $1.7 billion in cash and cash equivalents. In addition, as of September 30, 2022, we had approximately $4.6 billion of long-term liabilities and $1.6 billion of current liabilities.

The net proceeds from this offering, borrowings under the Revolving Credit Agreement, the Term Loan Credit Agreement and the Bridge Loan Agreement (if applicable) and cash on hand are expected to be used to pay all of the purchase price, repay existing debt of Micro Focus and pay transaction related fees and expenses. The use of cash on hand and indebtedness to finance the Acquisition will reduce our liquidity and could cause us to place more reliance on cash generated from operations to pay principal and interest on our debt, thereby reducing the availability of our cash flow for working capital, dividend and capital expenditure needs or to pursue other potential strategic plans. The New Credit Agreements we have entered into with respect to the indebtedness we incur to finance the Acquisition contains restrictive covenants, as further described below under “—Our indebtedness may restrict our current and future operations, which could adversely affect our ability to respond to changes in our business and manage our operations,” and, in the case of our senior credit facilities and the notes, limitations on our ability to incur additional liens and indebtedness or, in the case of our senior credit facilities, to pay dividends and make certain investments, as further described below under “—We may not be able to generate sufficient cash to service all of our indebtedness and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.” Our ability to comply with these restrictive covenants can be affected by events beyond our control. The indebtedness and these restrictive covenants, including limitation on liens, could also have important consequences to our business, including but not limited to:

•	increasing our debt service obligations, making it more difficult for us to satisfy our obligations;

•	limiting our ability to borrow additional funds for working capital, capital expenditures, acquisitions and other general purposes and increasing the cost of any such borrowing;

•	increasing our vulnerability to, and reducing our flexibility to respond to, general adverse economic and industry conditions;

•	expose us to fluctuations in the interest rate environment because the interest rates under the Credit Agreements are variable;

•

require us to dedicate a substantial portion of our cash flow from operations to make payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions, dividends and other general corporate purposes;

•

limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate, which may place us at a competitive disadvantage compared to our competitors that have less debt;

•	placing us at a competitive disadvantage as compared to certain of our competitors that are not as highly leveraged;

•	increasing the risk of a future credit ratings downgrade of our debt, which could increase future debt costs and limit the future availability of debt financing; and

•	restricting us from pursuing certain business opportunities, including other acquisitions.

In addition, a breach of the restrictive covenants could result in an event of default with respect to the indebtedness, which, if not cured or waived, could result in the indebtedness becoming immediately due and payable and could have a material adverse effect on our business, financial condition or operating results. See “—Our indebtedness may restrict our current and future operations, which could adversely affect our ability to respond to changes in our business and manage our operations.”

Further information on our indebtedness appears in “Capitalization” and “Description of Other Indebtedness.”

The unaudited pro forma condensed combined financial information for the three-month period ended September 30, 2022 and the twelve-month period ended June 30, 2022 included in this offering memorandum are not based on the same period end for the Company and Micro Focus, and there are no historical financial statements for Micro Focus available for any periods subsequent to the six-month period ended April 30, 2022. Micro Focus’ selected unaudited consolidated financial data for such subsequent periods provided in this offering memorandum have been provided prior to the completion of Micro Focus’ auditors’ financial audit procedures for such period. The actual results of Micro Focus for such subsequent period may result in material differences from the selected unaudited consolidated financial data provided in this offering memorandum and in the pro forma results had it been prepared on that basis.

Micro Focus is a public limited company incorporated under the laws of England and Wales that provides public financial statements semi-annually. Micro Focus’ historical financial statements were prepared in accordance with IFRS and have not been prepared in accordance with U.S. GAAP. Micro Focus’ historical audited financial statements utilized for this offering memorandum are as of and for the fiscal years ended October 31, 2021 and October 31, 2020 (including the comparative financial information for the year ended October 31, 2019). Micro Focus’ unaudited interim financial information utilized for purposes of pro forma financial information for this offering memorandum are as of and for the twelve-month and three-month periods ended April 30, 2022. Such unaudited interim financial information for the twelve-month and three-month periods ended April 30, 2022 has not been separately filed or furnished to the SEC by Micro Focus. The unaudited interim financial information for Micro Focus as of and for the twelve-month and three-month periods ended April 30, 2022 are derived from financial results prepared in accordance with IFRS as issued by the International Accounting Standards Board as described in Note 2 of Micro Focus’ unaudited condensed consolidated financial statements included in Micro Focus’ Current Report on Form 6-K for the six months ended April 30, 2022. While certain unaudited interim financial information for the twelve-month and three-month periods ended April 30, 2022 and certain limited additional abbreviated capsule financial information as of and for the three-month period ended July 31, 2022 and the twelve-month period ended October 31, 2022 for Micro Focus are included elsewhere in this offering memorandum, Micro Focus has not reported historical financial statements for any periods subsequent to the six-month period ended April 30, 2022, and Micro Focus is not required under its jurisdiction of organization nor the exchange upon which its shares are listed (the London Stock Exchange) to have published more recent financial statements. Consequently, certain of the unaudited pro forma data included in this offering memorandum is based on Micro Focus’ financial information for the twelve-month and three-month periods ended April 30, 2022 and do not reflect any changes in Micro Focus’ business, financial condition and results of operations since April 30, 2022. In addition, since Micro Focus’ financial information included in this offering memorandum includes overlapping periods for the three-month and twelve-month periods ended April 30, 2022, the pro forma financial information may over emphasize this period which may not be indicative of other subsequent periods. Such data does not align with OpenText’s latest financial information for the three months ended September 30, 2022. Micro Focus’ selected unaudited consolidated financial data for the three-month period ended July 31, 2022 and the twelve-month period ended October 31, 2022 contained in this offering memorandum under “Summary—Recent Developments” are not comprehensive statements of Micro Focus’ financial results as of July 31, 2022 and as of October 31, 2022, respectively, and have not been audited by Micro Focus’ independent public accounting firm. See “Presentation of Financial Information.” OpenText has been advised by Micro Focus’ management that the audit of Micro Focus’ financial results as of and for its fiscal year ended October 31, 2022 is on-going and has not been completed. Accordingly, no assurances can be given regarding Micro Focus’ results of operations or financial condition as of October 31, 2022. Micro Focus’ actual financial results for the fiscal year ended October 31, 2022 may differ materially from the selected unaudited consolidated financial data we have provided as a result of the completion of Micro Focus’ financial closing procedures, final adjustments and other developments arising between now and the time that Micro Focus’ financial results for the fiscal year ended October 31, 2022 are finalized. Upon consummation of the Acquisition, the Company is required to prepare pro forma financial statements in compliance with

Article 11 of Regulation S-X under the Securities Act within 75 days of closing. Article 11 of Regulation S-X requires pro forma financial information for the Company’s most recently completed fiscal year and most recent subsequent completed interim period for which a balance sheet is required, and we are required to include financial statements for Micro Focus with a period end date within 93 days of the most recent such period reported by the Company. The pro forma financial information included or incorporated by reference in this offering memorandum does not comply with the requirements of Article 11 of Regulation S-X as we are presenting pro forma financial information for the twelve-month period ended June 30, 2022 and the three-month period ended September 30, 2022 (based on OpenText’s reporting periods) but do not use the same reporting periods for Micro Focus, instead using the three- and twelve-month periods ended April 30, 2022 for Micro Focus. In the case of the interim pro forma income statement and pro forma balance sheet, Article 11 of Regulation S-X would require using the Micro Focus financial statement information including for the three-month period ended July 31, 2022 or October 31, 2022 to comply with the requirement that the periods are within 93 days of OpenText’s presentation. The Company may also identify material differences between the accounting policies of the two companies or the financial results of Micro Focus for the periods presented and/or subsequent to April 30, 2022 that could be material or have a material impact on the pro forma condensed consolidated financial statements presented. No assurance can be given that there will not be differences between the pro forma financial information included in this offering memorandum and the pro forma financial statements that OpenText will be required to file with the SEC or that such differences will not be material and prospective investors should carefully consider this additional fact, in addition to the other information included or incorporated by reference in this offering memorandum.

The information included in this offering memorandum, including, among other things, the unaudited pro forma condensed combined financial information of the Company as of and for the three months ended September 30, 2022 does not conform in certain cases to information that would be required if this offering was made pursuant to a registration statement filed with the SEC or a prospectus filed under Canadian Securities Laws.

The information included in this offering memorandum (including, among other things, the unaudited pro forma condensed combined financial information of the Company as of and for the three months ended September 30, 2022) does not conform in certain cases to information that would be required if this offering was made pursuant to a registration statement filed with the SEC or a prospectus filed under Canadian Securities Laws. This offering memorandum, as well as any other documents in connection with this offering, will not be reviewed by the SEC or any Canadian securities regulatory authority. There are no registration rights associated with the notes, and the Company has no intention to offer notes registered under the Securities Act or any state or foreign securities laws in exchange for the notes offered in this offering or to file a registration statement with respect to the notes or to file a prospectus to qualify the resale of the notes under Canadian Securities Laws. The indenture governing the notes will not be qualified under the Trust Indenture Act of 1939, as amended.

As a result of the Acquisition, we anticipate that the scope and size of our operations and business will substantially change and will result in certain incremental risks to us. We cannot provide assurance that our expansion in scope and size will be successful.

We anticipate that the Acquisition will substantially expand the scope and size of our business by adding substantial assets and operations to our existing business. The anticipated future growth of our business will impose significant added responsibilities on management, including the need to identify, recruit, train and integrate additional employees. Our senior management’s attention may be diverted from the management of daily operations to the integration of the assets acquired in the Acquisition. Our ability to manage our business and growth will require us to continue to improve our operational, financial and management controls, reporting systems and procedures. We may also encounter risks, costs and expenses associated with any undisclosed or other unanticipated liabilities and use more cash and other financial resources on integration and implementation activities than we expect. We may not be able to integrate the Micro Focus business into our existing operations on our anticipated timelines or realize the full expected economic benefits of the Acquisition, which may have a material adverse effect on our business, financial condition and results of operations. We may also encounter risk, costs and expenses associated with preparing periodic reporting and consolidated financial statements following the closing of the Acquisition. The expansion of effective internal controls over financial reporting and adequate disclosure controls and procedures over the Micro Focus business will be necessary to provide reliable financial reports and reporting. Micro Focus identified a material weakness in its internal controls over financial reporting for the fiscal year ended October 31, 2021 relating to having insufficient time for business controls to operate effectively following a migration to a new enterprise-wide application platform. If Micro Focus was not able to fully remediate this material weakness, we will need to take action to address any ongoing control weakness. In the course of applying our internal controls framework to the Micro Focus business we may identify other material weaknesses or deficiencies which could result in our determining we have a material weakness in internal controls over financial reporting which could result in an adverse reaction in the financial markets and could have a material adverse effect on our business, financial condition, results of operation and prospects. Also, Micro Focus’ historical financial statements were prepared in accordance with IFRS and have not been prepared in accordance with U.S. GAAP. Micro Focus provides public financial statements semi-annually, with a fiscal year end of October 31. Given such differences, it may be difficult for us to integrate systems in a timely fashion to produce financial statements following the closing of the Acquisition.

In addition, the consummation of the Acquisition may heighten the potential adverse effects on our business, operating results or financial condition described in the risk factors contained in our 2022 Annual Report, our Q1 Quarterly Report and Item 3.D of the Annual Report on Form 20-F of Micro Focus for the year ended October 31, 2021, which is incorporated by reference herein.

We have incurred and expect to incur significant transaction costs in connection with the Acquisition that could adversely affect our results of operations.

Whether or not we complete the Acquisition, we have incurred, and will continue to incur, significant transaction costs in connection with the Acquisition, including payment of certain fees and expenses incurred in connection with the Acquisition and related Financing Transactions, including the entering of certain derivative transactions in connection with the Acquisition as further described herein. We anticipate mark-to-market valuation adjustments for the derivative transactions to continue, based on foreign currency fluctuations. For more information on our mark-to-market derivatives, see our Q1 Quarterly Report incorporated by reference herein. We have incurred significant financial services, accounting, tax, legal and financing-related fees in connection with the process of negotiating and evaluating the terms of the Acquisition. Additional unanticipated costs may be incurred following the consummation of the Acquisition in the consolidation and integration process. These could adversely affect our results of operations in the period in which such expenses are recorded or our cash flow in the period in which any related costs are actually paid.

Furthermore, we may incur severance expenses and restructuring charges in connection with the Acquisition, which may adversely affect our operating results following the closing of the Acquisition in which such expenses are recorded or our cash flow in the period in which any related costs are actually paid.

Following completion of the Acquisition, we may inherit litigation that could materially adversely affect us.

From time to time and in the ordinary course of our business, Micro Focus has and may become involved in various legal proceedings, including commercial, product liability, employment, class action and other litigation and claims, as well as governmental and other regulatory investigations and proceedings. Such matters can be time consuming and expensive, could divert Micro Focus’ and our management’s attention away from their regular business and, if such legal proceedings are adversely resolved against Micro Focus, such result could have a material adverse effect on our combined business, operating results or financial condition following completion of the Acquisition. For example, as disclosed in Micro Focus’ Current Report on Form 6-K for the six months ended April 30, 2022 and Annual Report on Form 20-F for the year ended October 31, 2021, Micro Focus is involved in certain shareholder litigation complaints filed in 2018. In the United States District Court for the Southern District

of New York case, the parties have reached an agreement for payment of $15 million to the settlement class. Such proposed settlement is subject to the court’s approval and, if approved, will be paid from insurance coverage. Micro Focus and all defendants have denied, and continue to deny, the claims alleged in the case and the settlement does not reflect any admission of fault, wrongdoing, or liability as to any defendant. A separate shareholder litigation complaint has also been filed in the Superior Court of California that remains ongoing, with a trial date by jury set for April 2023. Micro Focus and all defendants have denied and continue to deny the claims alleged in such case. While Micro Focus retains insurance coverage in respect of such claim, no assurance can be given that any settlement or judgment will occur within the policy limits. Considering the current progress of the litigation and the range of potential outcomes, Micro Focus is unable to make a reasonable estimate of the financial impact of such claim and therefore has not recognized a provision for such claim at this time.

Information related to Micro Focus in this offering memorandum has been incorporated from reports filed or furnished by Micro Focus.

We have included and incorporated by reference certain information about Micro Focus in this offering memorandum based upon Micro Focus’ reports filed or furnished with the SEC, information provided to us or published by Micro Focus and, where indicated, unaudited financial information provided to us by Micro Focus. Except as noted, Micro Focus has not prepared information about its business or the combined business for this offering memorandum or confirmed the accuracy of the information included or incorporated by reference in this offering memorandum. Additionally, certain of Micro Focus’ unaudited interim financial information as of and for the twelve-month and three-month periods ended April 30, 2022 which is included in this offering memorandum and utilized for purposes of pro forma financial information for this offering memorandum, have not been separately filed or furnished to the SEC by Micro Focus. As of the date of this offering memorandum, we do not control Micro Focus and under these circumstances, we cannot assure you of the accuracy or completeness of such information.

Acquisitions, investments, joint ventures and other business initiatives may require substantial investment of funds or financings.

The growth of our Company through the successful acquisition and integration of complementary businesses is a critical component of our corporate strategy. Thus, we continue to seek opportunities to acquire or invest in businesses, products and technologies that expand, complement or otherwise relate to our current or future business. We may also consider, from time to time, opportunities to engage in joint ventures or other business collaborations with third parties to address particular market segments. Any such acquisition, investment, joint venture or other business collaboration may require substantial investment of funds or by raising additional financing. If we are unable to access capital markets on acceptable terms or at all, we may not be able to consummate acquisitions or may have to do so on the basis of a less than optimal capital structure.

Our indebtedness may restrict our current and future operations, which could adversely affect our ability to respond to changes in our business and manage our operations.

The terms of the Credit Agreements, the indenture governing the 2028 Notes (the “2028 Notes Indenture”), the indenture governing the 2029 Notes (the “2029 Notes Indenture”), the indenture governing the 2030 Notes (the “2030 Notes Indenture”), the indenture governing the 2031 Notes (the “2031 Notes Indenture”) and the indenture governing the notes offered hereunder include a number of restrictive covenants that impose significant operating and financial restrictions on us and our restricted subsidiaries, including restrictions on our and our restricted subsidiaries’ ability to, among other things:

•	incur liens;

•	enter into sale/leaseback transactions; and

•	consolidate, merge or amalgamate.

The terms of the Credit Agreements also include certain additional restrictive covenants that impose significant operating and financial restrictions on us and our restricted subsidiaries, including restrictions on our and our restricted subsidiaries’ ability to, among other things:

•	make investments, loans and acquisitions;

•	dispose of assets;

•	incur additional debt;

•	make certain restricted payments, including a limit on dividends on equity securities or payments to redeem, repurchase or retire equity securities or other indebtedness;

•	engage in transactions with affiliates;

•	materially alter the business we conduct; and

•	enter into certain restrictive agreements.

In addition, the Credit Agreements require us to comply with financial covenants, including maintaining a “consolidated net leverage” ratio below a specified threshold.

Our ability to comply with these agreements may be affected by events beyond our control, including prevailing economic, financial and industry conditions. These covenants could have an adverse effect on our business by limiting our ability to take advantage of financing, merger and acquisition or other opportunities. The breach of any of these covenants or restrictions could result in a default under the Credit Agreements, the 2028 Notes Indenture, the 2029 Notes Indenture, the 2030 Notes Indenture, the 2031 Notes Indenture or the indenture governing the notes.

Our failure to comply with the agreements relating to our outstanding indebtedness, including as a result of events beyond our control, could result in an event of default that could materially and adversely affect our business, financial condition, results of operations and liquidity.

If there were an event of default under any of the agreements relating to our outstanding indebtedness, including the Credit Agreements, the 2028 Notes Indenture, the 2029 Notes Indenture, the 2030 Notes Indenture, the 2031 Notes Indenture and the indenture governing the notes, we may not be able to incur additional indebtedness under the Revolving Credit Agreement, and the holders of the defaulted debt could cause all amounts outstanding with respect to that debt to be due and payable immediately. We cannot assure you that our assets or cash flow would be sufficient to fully repay borrowings under our outstanding debt instruments if accelerated upon an event of default, which could have a material adverse effect on our ability to continue to operate as a going concern. Further, if we are unable to repay, refinance or restructure our secured indebtedness, the holders of such indebtedness could proceed against the collateral securing that indebtedness. In addition, any event of default or declaration of acceleration under one debt instrument also could result in an event of default under one or more of our other debt instruments.

We, including our subsidiaries, have the ability to incur substantially more indebtedness, including senior secured indebtedness, which could further increase the risks associated with our leverage.

Subject to the restrictions in the Credit Agreements, the 2028 Notes Indenture, the 2029 Notes Indenture, the 2030 Notes Indenture, the 2031 Notes Indenture and the indenture governing the notes, we, including our subsidiaries, have the ability to incur significant additional indebtedness. Following an assumed completion of the Acquisition on September 30, 2022, after repayment of existing indebtedness of Micro Focus and termination of the Bridge Loan Agreement (if applicable), as described in “Summary—Unaudited Pro Forma Condensed

Combined Financial Statements”, and all other pro forma adjustments relating to the Acquisition, we would have had, on a pro forma basis as of September 30, 2022, approximately $657 million in cash and cash equivalents. In addition, the combined company would have had, on a pro forma basis as of September 30, 2022, approximately $10 billion in long-term liabilities and $3.4 billion of current liabilities. By comparison, as of September 30, 2022, we had approximately $1.7 billion in cash and cash equivalents. In addition, as of September 30, 2022, we had approximately $4.6 billion of long-term liabilities and $1.6 billion of current liabilities.

The indebtedness under the Credit Agreements is secured by first priority security interests in substantially all of our assets that rank equally with the security interests securing our indebtedness under the Credit Agreements (as defined below), subject to certain excluded assets, exceptions and permitted liens.

The 2028 Notes Indenture, the 2029 Notes Indenture, the 2030 Notes Indenture and the 2031 Notes Indenture do not, and the indenture governing the notes will not, restrict our ability to incur unsecured indebtedness, except, subject to certain exceptions, unsecured debt of our non-guarantor subsidiaries. Although the terms of the Credit Agreements include restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of important exceptions, and indebtedness incurred in compliance with these restrictions could be substantial. If we incur significant additional indebtedness, the related risks that we face could increase.

Information on our indebtedness appears in “Capitalization” and “Description of Other Indebtedness.”

We may not be able to generate sufficient cash to service all of our indebtedness and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to generate cash depends on many factors beyond our control, and any failure to meet our debt service obligations could harm our business, financial condition and results of operations. Our ability to make payments on and to refinance our indebtedness and to fund working capital needs and planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, business, legislative, regulatory and other factors that are beyond our control.

If our business does not generate sufficient cash flow from operations or if future borrowings are not available to us in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs, we may need to refinance all or a portion of our indebtedness on or before the maturity thereof, sell assets, reduce or delay capital investments or seek to raise additional capital, any of which could have a material adverse effect on our business, financial condition and results of operations. In addition, we may not be able to effect any of these actions, if necessary, on commercially reasonable terms or at all. The terms of existing or future debt instruments may limit or prevent us from taking any of these actions. Our ability to restructure or refinance our indebtedness will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. In addition, any failure to make scheduled payments of interest and principal on our outstanding indebtedness would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness on commercially reasonable terms or at all. Our inability to generate sufficient cash flow to satisfy our debt service obligations, or to refinance or restructure our obligations on commercially reasonable terms or at all, would have an adverse effect, which could be material, on our business, financial condition and results of operations.

In addition, our Credit Agreements:

•	require us to grant a first charge on substantially all of our assets; and

•	require us to maintain a certain defined “consolidated net leverage” ratio below a specified level at the end of each financial quarter, thereby reducing our financial flexibility.

These provisions:

•	could have a material adverse effect on our ability to withstand competitive pressures or adverse economic conditions;

•	could adversely affect our ability to make material acquisitions, obtain future financing or take advantage of business opportunities that may arise;

•	could increase our vulnerability to a downturn in general economic conditions or in our business; and

•	could adversely affect our ability to continue to declare and pay cash dividends.

An increase in interest rates would increase the cost of servicing our debt and could reduce our profitability.

Borrowings under the Credit Agreements bear interest at variable rates. Interest rate changes could affect the amount of our interest payments, and accordingly, our future earnings and cash flows, assuming other factors are held constant. As a result, an increase in interest rates, whether because of an increase in market interest rates, including due to inflation, or an increase in our own cost of borrowing, would increase the cost of servicing our debt and could materially reduce our profitability. For example, as of June 30, 2022, an increase of one percent in the interest rates for the 2018 Credit Agreement would increase annual interest expense by approximately $9.6 million, assuming that the loan balance as of June 30, 2022 is outstanding for the entire period, and as of June 30, 2022, with no outstanding balance on the Revolving Credit Agreement, an increase of one percent in the interest rate for the Revolving Credit Agreement would have no effect on our annual interest expense.

The interest rates of certain of our indebtedness that extend beyond 2021 might be subject to change based on recent regulatory changes.

LIBOR, the London Interbank Offered Rate, is the basic rate of interest used in lending transactions between banks on the London interbank market and is widely used as a reference for setting the interest rate on loans globally. The 2018 Credit Agreement uses LIBOR as a reference rate such that the interest due to banks pursuant to the term loans extended to us thereunder is calculated using LIBOR. Amounts drawn under the Revolving Credit Agreement also currently bear interest at LIBOR plus a margin.

On July 27, 2017, the United Kingdom’s Financial Conduct Authority (the “FCA”), which regulates LIBOR, announced that it intends to phase out LIBOR by the end of 2021. Furthermore, in March 2021, the FCA announced that all LIBOR settings will either cease to be provided by any administrator or no longer be representative (i) after December 31, 2021 in the case of all sterling, euro, Swiss franc and Japanese yen settings and the one-week and two-month U.S. dollar settings and (ii) after June 30, 2023 in the case of the remaining U.S. dollar settings.

As a result of this ongoing transition, we may need to renegotiate certain terms of the 2018 Credit Agreement and the Revolving Credit Agreement to replace LIBOR with a new reference rate, which may have an adverse effect on our ability to receive attractive returns. The U.S. Federal Reserve, in conjunction with the Alternative Reference Rates Committee, a steering committee comprised of large U.S. financial institutions, has settled on the establishment of Secured Overnight Financing Rate, a new index calculated by short term repurchase agreements backed by Treasury securities, as its recommended alternative to U.S. dollar LIBOR.

Although the 2018 Credit Agreement and Revolving Credit Agreement include mechanics to facilitate the adoption by us and our lenders of an alternative benchmark rate in place of LIBOR, no assurance can be made that such alternative rate will perform in a manner similar to LIBOR and may result in interest rates that are higher or lower than those that would have resulted had LIBOR remained in effect, which would increase the cost of our borrowings and, in turn, affect our results of operation.